EX-99.23(j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of JNL Investors Series Trust:


We consent to the use of our reports dated December 19, 2008 incorporated herein by reference and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectus and "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
December 23, 2008